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                                                                   Exhibit 3(a)


The
American Franklin
Life Insurance Company
                                                         Stephen P. Horvat, Jr.
                                                          Senior Vice President
                                                  General Counsel and Secretary

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Building Brighter Tomorrows




                                                                 March 30, 1994


The American Franklin Life Insurance Company
#1 Franklin Square
Springfield, Illinois 62713


Gentlemen:

As Senior Vice President, General Counsel and Secretary of The American Franklin Life Insurance Company ("American Franklin"), I have supervised the corporate proceedings relating to the creation of Separate Account VUL-2 of The American Franklin Life Insurance Company (the "Separate Account") and the proposed issuance in connection therewith of American Franklin's EquiBuilder III individual flexible premium variable life insurance policies (the "Policies").
I have also participated in the preparation of the Registration Statement on Form S-6 (the "Registration Statement") of the Separate Account filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed offering of the Policies. The Registration Statement covers an indefinite number of units of interest in the Separate Account to be issued under the Policies. In addition, I have examined such other documents and such questions of law as in my judgment are necessary or appropriate for purposes of this opinion. Based on the foregoing, it is my opinion that:

         1. American Franklin is a stock life insurance corporation duly organized and validly existing under the laws of the State of Illinois and is duly authorized under such laws to issue and sell life, accident and health insurance and annuity contracts, including the Policies.

         2. The Separate Account is a separate account of American Franklin duly created and validly existing pursuant to the laws of the State of Illinois, under which income, gains and losses of the Separate Account will be credited to or charged against the assets held in the Separate Account without regard to income, gains or losses arising out of any other business American Franklin may conduct.

         3. The issuance and sale of the Policies have been duly authorized by American


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The American Franklin Life Insurance Company
March 30, 1994
Page Two


         Franklin. When issued and sold in the manner stated in the Prospectus forming a part of the Registration Statement, the Policies will be legal and binding obligations of American Franklin in accordance with their terms, except that administrative approval, qualification or registration must be obtained, or the form of the policies must be approved, administratively by or with regulatory authorities prior to the issuance of the Policies in certain jurisdictions. American Franklin intends to obtain all necessary administrative approvals, qualifications or registrations by or with regulatory authorities deemed by the undersigned to be required by any jurisdiction prior to the offering or sale of the Policies in that jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                         Very truly yours,


                                         Stephen P. Horvat, Jr.
                                         Senior Vice President
                                         General Counsel and
                                         Secretary